As filed with the Securities and Exchange Commission on August 9, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
Registration Statement
Under
The Securities Act of 1933

Nikola Corporation (Exact name of the registrant as specified in its charter)
Nikola Corporation 2020 Stock Incentive Plan (Full titles of plans)
Delaware (State or other jurisdiction of incorporation or organization)		82-4151153 (I.R.S. Employer Identification No.)

4141 E Broadway Road Phoenix, AZ	Britton M. Worthen, Esq. Chief Legal Officer Nikola Corporation 4141 E Broadway Road Phoenix, AZ 85040	85040
(Address of principal executive offices)	(Name and address agent for service)	(Zip Code)

(480) 581-8888
(Telephone number, including area code, of agent for service)

Copies to:

Stan F. Pierson Gabriella A. Lombardi Julie Park Pillsbury Winthrop Shaw Pittman LLP 2550 Hanover Street Palo Alto, CA 94304 (650) 233-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to General Instruction E to Form S-8, this registration statement (this “Registration Statement”) is being filed with the Securities and Exchange Commission (the “SEC”) for the purpose of increasing the number of securities of the same class as other securities for which certain Registration Statements on Form S-8 relating to the same employee benefit plan are effective. Specifically, this Registration Statement is being filed to register 4,333,333 additional shares of common stock of Nikola Corporation (the “Registrant”) for issuance under the Nikola Corporation 2020 Stock Incentive Plan, as amended (the “Stock Incentive Plan”), that have become available for issuance under an amendment to the Stock Incentive Plan, approved by the Registrant’s stockholders on June 5, 2024. The registration statements on Form S-8 filed with the SEC (File Nos. 333-245006 and 333-274123), excluding reports that the Registrant filed with the SEC that were incorporated into such registration statements to maintain current information about the Registrant, are hereby incorporated by reference into this Registration Statement pursuant to General Instruction E to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are hereby incorporated by reference in this Registration Statement:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on February 28, 2024, as amended by Amendment No. 1 to Annual Report on Form 10-K/A filed with the SEC on March 1, 2024;

(b) the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024;

(c) the Registrant’s Current Reports on Form 8-K filed with the SEC on January 19, 2024, February 2, 2024, February 9, 2024, February 16, 2024, February 21, 2024, March 4, 2024, March 18, 2024, May 7, 2024 (but only with respect to Item 1.01), June 6, 2024, June 20, 2024 and July 10, 2024 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”)); and

(d) the description of the Registrant’s common stock contained in Exhibit 4.24 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including any further amendment or report filed with the SEC for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any portions thereof furnished by the Registrant, including information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 (the "Securities Act"). Article 8 of the Registrant’s Second Amended and Restated Certificate of Incorporation, as amended, and Article 6 of the Registrant’s Amended and Restated Bylaws provide for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. The Registrant also maintains a general liability insurance policy, which will cover certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on the signature page hereto).

99.1*	Nikola Corporation 2020 Stock Incentive Plan, as amended on April 24, 2024.

99.2
Forms of Stock Option Agreement, Notice of Exercise, Stock Option Grant Notice, Restricted Stock Unit Agreement, and Restricted Stock Agreement under the Nikola Corporation 2020 Stock Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-4 (File No. 333-237179).

99.3
Form of Performance-Based Restricted Stock Unit Agreement under the Nikola Corporation 2020 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed on April 28, 2023).

107*	Filing Fee Table.
* Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Filing Fee Tables" or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona, on August 9, 2024.

NIKOLA CORPORATION

By:	/s/ Stephen J. Girsky
Stephen J. Girsky President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Stephen J. Girsky, Thomas B. Okray and Britton M. Worthen, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Name/Signature	Title	Date

/s/ Stephen J. Girsky Stephen J. Girsky	President, Chief Executive Officer and Director (Principal Executive Officer)	August 9, 2024

/s/ Thomas B. Okray Thomas B. Okray	Chief Financial Officer (Principal Financial and Accounting Officer)	August 9, 2024

/s/ Steven M. Shindler Steven M. Shindler	Chairman of the Board	August 9, 2024

/s/ Michael L. Mansuetti Michael L. Mansuetti	Director	August 9, 2024

/s/ Jonathan M. Pertchik Jonathan M. Pertchik	Director	August 9, 2024

/s/ Mary L. Petrovich Mary L. Petrovich	Director	August 9, 2024

/s/ Bruce L. Smith Bruce L. Smith	Director	August 9, 2024

/s/ Carla M. Tully Carla M. Tully	Director	August 9, 2024

/s/ John C. Vesco John C. Vesco	Director	August 9, 2024

/s/ Andrew M. Vesey Andrew M. Vesey	Director	August 9, 2024